Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Centuri Holdings, Inc. of our report dated February 26, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Centuri Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2025.

/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
July 10, 2026